PRESS RELEASE             EXHIBIT 99.1

                         Wire Release - National Circuit
                     For Release at 5:00 P.M. (Pacific Time)
         April 29, 2003       Richard Balocco            (408) 279-7933
              San Jose, California   V.P. -Corporate Communications

                SJW Corp. (AMEX:SJW) ANNOUNCES FIRST QUARTER
                                FINANCIAL RESULTS

     SAN JOSE, CA, April 29, 2003 - SJW Corp. (AMEX:SJW) basic earnings per common share for the quarter ended March 31, 2003 were $1.73, compared to $0.57 for the same quarter in 2002. 2003 first quarter earnings include an after-tax gain of $3,030,000, or $1.00 per share, on the sale of a SJW Land Company property. The Corporation has reinvested the sale proceeds in two income properties in a tax-deferred transaction in April 2003.

     Operating revenue for the first quarter was $27,791,000 versus $27,718,000 for the same period in 2002. The slight increase in operating revenue was primarily attributable to a 4% rate increase which was largely offset by an approximately 7% decrease in customer consumption.

     Total water production costs decreased $1,792,000, or 17% from the first quarter of 2002. An approximately 7% decrease in customer consumption and an increase in the less costly surface water supply contributed to the overall reduction in production costs. Increased availability of surface water supply in 2003 generated a production cost saving of approximately $1,203,000. Total operating expenses, excluding water production costs and income taxes, increased $944,000 or 7% from 2002. SJW Corp. experienced increases of: $291,000 in pension costs primarily as a result of the decline in market value of retirement trust assets, $234,000 in depreciation expense on added utility plant, $118,000 in additional professional fees and $325,000 in insurance costs. Income tax expense for the first quarter of 2003 was higher in comparison to the same period of 2002 due to higher earnings in 2003.

     For the three months ended March 31, 2003, other comprehensive income included $1,363,000 due to an increase in the market value of the investment in California Water Service Group.

     The Directors of SJW Corp. today declared a quarterly dividend on common stock of $0.7275 per share. The dividend is payable on June 1, 2003 to shareholders of record on May 12, 2003.

     SJW Corp. is a publicly traded holding company headquartered in San Jose, California. SJW Corp., through its subsidiary San Jose Water Company, provides water service to a population of approximately a million people in San Jose and nearby communities.

     This press release may contain certain forward looking statements including but not limited to statements relating to SJW Corp.'s plans, strategies, objectives, expectations and intentions, which are made pursuant to the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. These forward looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of SJW Corp. to be materially different from any future results, performance or achievements expressed or implied by such forward looking statements. SJW Corp. undertakes no obligation to publicly update or revise any forward looking statement, whether as a result of new information, future events or otherwise.

                                    SJW Corp.
                   Condensed Consolidated Statements of Income
                            and Comprehensive Income
                                   (Unaudited)
                    (thousands of dollars, except share data)

                                         Three Months             Twelve Months
                                       Ended March 31            Ended March 31
                                    2003         2002         2003         2002
                               ----------------------    ----------------------

Operating revenue             $   27,791       27,718   $  145,724      139,555
Operating expense:
  Operation:
     Purchased Water               6,047        5,687       38,589       33,401
     Power                           737        1,340        6,202        8,436
     Pump Tax                      2,068        3,617       17,400       21,742
     Other                         6,762        5,953       25,945       21,438
  Maintenance                      1,773        1,991        7,647        7,514
  Property taxes and other
     nonincome taxes               1,269        1,150        4,557        4,423
  Depreciation and
     amortization                  3,740        3,506       14,247       13,448
  Income taxes                     1,419        1,102        9,975        8,117
                                                                     ----------
Total operating expense           23,815       24,346      124,562      118,519
                                                                     ----------

Operating income                   3,976        3,372       21,162       21,036

Other income (expense):
  Gain on sale of nonutility
     property, net of tax          3,030           --        3,030           --
  Long-term debt interest
     and other, net               (1,724)      (1,623)      (6,427)      (5,948)
                                                                     ----------

Net income                    $    5,282        1,749   $   17,765       15,088
                                                                     ==========

Other comprehensive income
  (loss), net                      1,363          (97)        (222)      (2,290)
                                                                     ----------

Comprehensive income          $    6,645        1,652   $   17,543       12,798
                                                                     ==========

Basic earnings per share      $     1.73         0.57   $     5.83         4.95

Comprehensive income
  per share                   $     2.18         0.54   $     5.76         4.20

Dividends per share           $     0.73         0.69   $     2.80         2.65

Weighted average
  common shares                3,045,147    3,045,147    3,045,147    3,045,147

                                    SJW Corp.
                      Condensed Consolidated Balance Sheets
                                   (Unaudited)
                             (thousands of dollars)

                                    March 31         December 31
                                      2003               2002
                                    ----------------------------

ASSETS
Utility Plant                       $556,138            $541,919
Less accumulated depreciation
  and amortization                   165,724             161,576
                                    ----------------------------
  Net utility plant                  390,414             380,343
Nonutility property, net              10,199              10,487
Current assets:
  Cash and equivalents                 1,798                 324
  Cash on deposit for
     property exchange                 5,384                  --
  Accounts receivable and accrued
     utility revenue                  13,773              16,721
  Prepaid expenses and other           1,291               1,654
                                    ----------------------------
     Total current assets             22,246              18,699
Other assets:
  Investment in California Water
     Service Group                    28,324              26,014
  Investment in joint venture          1,153               1,144
  Regulatory assets                    6,991               6,013
  Other                               11,288              10,523
                                    ----------------------------
                                    $470,615            $453,223
                                    ============================
CAPITALIZATION AND LIABILITIES
Capitalization:
  Common stock and additional
     paid-in capital                $ 21,873            $ 21,873
  Retained earnings                  131,309             128,242
  Accumulated other comprehensive
     income                            4,747               3,384
                                    ----------------------------
     Shareholders' equity            157,929             153,499
  Long-term debt                     110,000             110,000
                                    ----------------------------
     Total capitalization            267,929             263,499
Current Liabilities:
  Line of credit                       7,600              11,450
  Accounts payable                    10,224               3,525
  Other current liabilities            8,862               8,625
                                    ----------------------------
     Total current liabilities        26,686              23,600
Deferred income taxes and credits     34,660              29,704
Advances for and contributions in
  aid of construction                130,981             126,714
Other noncurrent liabilities          10,359               9,706
                                    ----------------------------
                                    $470,615            $453,223
                                    ============================